CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Trustees
Turner Funds:

We consent to the reference to our firm under the heading "Independent Registered Public Accountants" in the Statement of Additional Information in this Registration Statement of the Turner Core Growth 130/30 Fund and Turner Quantitative Broad Market Equity Fund.


                                                        /s/ KPMG LLP

Philadelphia, Pennsylvania
June 12, 2008